Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Tiga Acquisition Corp. (“Tiga”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto, including the prospectus contained therein, as a nominee to the board of directors of Grindr Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 5, 2022

Name: James Fu Bin Lu

/s/ James Fu Bin Lu
Signature